Exhibit 4.8

SECURITIES SUBJECT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE LIMITED LIABILITY COMPANY INTERESTS NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

LIMITED LIABILITY COMPANY INTEREST
WARRANT TO PURCHASE INTERESTS OF
CANCER PREVENTION PHARMACEUTICALS, LLC

No. W-CPP-1

This certifies that, for value received, The Arizona Board of Regents, on behalf of The University of Arizona (“University") or its registered transferees ("Holder"), is entitled, subject to the terms and conditions set forth herein, at any time during the Exercise Period (as defined below), but not thereafter, to subscribe for and purchase from Cancer Prevention Pharmaceutical, LLC, a limited liability company organized under the laws of Arizona (the "Company") Three Hundred Thousand (300,000) Class A Units of the Company (as defined in the Operating Agreement of the Company) (the "Interests"), and as set forth on Exhibit A attached hereto, subject to adjustment as provided in Section 7 below, (the "Warrant Interests") which, as of the date hereof, represent approximately Five and 66/100 Percent (5.66%) of the outstanding Interests of the Company. The term "Warrant" as used herein shall mean this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

1.           Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, but not for less than twenty-seven thousand (30,000) Interests at a time (or such lesser number of Interests which may then constitute the maximum number purchasable, such number being subject to adjustment as provided in Section 7 below) from time to time during the term hereof, commencing on the date hereof and ending at 5:00 p.m. Mountain Standard Time on the Seven (7) year anniversary of the date of this Warrant (the "Exercise Period"), after which time this Warrant shall be void.

2.           Exercise Price. The exercise price ("Exercise Price") of the Company's Interests covered by this Warrant shall be Ten Cents ($0.10) each, as set forth on Exhibit A attached hereto. The Exercise Price and the number of Warrant Interests shall be subject to adjustment as provided herein.

Arizona's First University - Since 1885.

Exercise of Warrant.

(a)          Cash Exercise. This Warrant may be exercised by Holder by (i) the surrender of this Warrant to the Company at the Company's address given in Section 1l(e) below, with the Notice of Exercise attached hereto as Exhibit B duly executed on behalf of Holder, at the office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to Holder at the address of Holder appearing on the books of the Company) during the Exercise Period and (ii) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier's check, of the Exercise Price for the number of Warrant Interests specified in the Notice of Exercise in lawful money of the United States of America. The Company agrees that such Warrant Interests shall be deemed to be issued to Holder as the record holder of such Warrant Interests as of the close of business on the date on which this Warrant is surrendered and payment made for the Warrant Interests in accordance with the provisions hereof, and the person entitled to receive the Warrant Interests issuable upon such exercise shall be treated for all purposes as the holder of record of such equity interests as of the close of business on such date. A certificate or certificates for the Warrant Interests specified in the Notice of Exercise shall be delivered to Holder as promptly as practicable, and in any event within ten (10) days, thereafter. If this Warrant is exercised only in part, then the Company shall, at the time of delivery of the certificate or certificates, deliver to Holder a new Warrant evidencing the right to purchase the remaining Warrant Interests, which new Warrant shall be identical to this Warrant in all other respects. Upon Holder's purchase of all the Warrant Interests, the Company shall physically void the Warrant.

(b)          Net Issue Exercise. Notwithstanding any provision herein to the contrary, if the Fair Market Value (as defined below) of one of the Company's Interests is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant pursuant to Section 3(a) hereof, the Holder may elect to receive Interests equal to the value (as determined below) of this Warrant (or portion thereof being canceled) by surrendering this Warrant to the Company, with a duly executed Notice of Exercise marked to reflect Net Issue Exercise and specifying the number of Warrant Interests to be purchased, during normal business hours on any business day during the Exercise Period. Such Warrant Interests shall be deemed to be issued to Holder as the record holder of such Warrant Interests as of the close of business on the date on which this Warrant is surrendered in accordance with the provisions hereof, and the person entitled to receive the Warrant Interests issuable upon such exercise shall be treated for all purposes as the holder of record of such interests as of the close of business on such date. Upon such exercise, Holder shall be entitled to receive, and the Company shall issue to Holder, a number of Warrant Interests computed as of the date of surrender of this Warrant to the Company using the following formula:

X= Y (A-B)

A

Where	X =	the number of Warrant Interests to be issued to Holder under this Section 3(b)

	Y =	the number of Warrant Interests in respect of which this election is made;

A =	the Fair Market Value (as defined below) of one of the Company's Interests at the date of such calculation; and

B =	the Exercise Price (as adjusted to the date of the issuance).

(c)          Fair Market Value. For the purposes of Section 3(b) hereof, the fair market value ("Fair Market Value") of one of the Company's Interests shall mean, as of any date:

(i)          the fair market value of one of the Company's Interests as of such date, as determined from the last closing price per interest of the Company's Interests on the principal national securities exchange on which the Company's Interests are listed or admitted to trading,

(ii)         . the fair market value of one of the Company's Interests as of such date, as determined from the last reported sales price per interest of the Company's Interests on the Nasdaq National Market or the Nasdaq Small-Cap Market (collectively, "Nasdaq") if the Company's Interests are not listed or traded on any such exchange,

(iii)        the fair market value of one of the Company's Interests as of such date, as determined from the average of the bid and asked price per interest of the Company's Interests as reported in the "pink sheets" published by the National Quotation Bureau, Inc. if the Company's Interests are not listed or traded on any exchange or Nasdaq, or

(iv)        if such quotations are not available, the fair market value per interest of the Company's Interests on the date such notice was received by the Company as determined in good faith by the Board of Directors of the Company; provided, however, that if the Warrant is being exercised immediately prior to or upon the closing of an IPO (as defined in Section 9(e) below), the Fair Market Value shall not be determined by the Board of Directors and shall be the initial "price to public" of one of the Company's Interests specified in the final prospectus with respect to the IPO.

3.          No Fractional Interests or Scrip. No fractional interests or scrip representing fractional interests shall be issued upon the exercise of this Warrant. In lieu of any fractional interest to which Holder otherwise would be entitled, the Company shall make a cash payment equal to the fair market value of one of the Company's Interests as determined under Section 3(c) multiplied by such fraction.

4.          Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, upon delivery of a certification of loss (without obligation to indemnify) by Holder reasonably satisfactory in form and substance to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

5.            No Rights as a Member or Holder of Interests. Except as provided in this Section 6 (Subject to Sections 7 and 11 of this Warrant), the Holder shall not be entitled to vote or be deemed a member or holder of Interests, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a member of the Company or any right to vote for the election of managers or upon any matter submitted to members at any meeting thereof, or to give or withhold consent to any company action (whether upon recapitalization, issuance of interests, reclassification of interests, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive subscription rights or otherwise until the Warrant shall have been exercised as provided herein. Nothing contained herein shall obligate Holder to purchase any Company securities (upon exercise of this Warrant or otherwise).

6.            Adjustments.

(a)          Dividend, Distribution, Subdivision or Split-Up. If, at any time after the date hereof, the number of equity interests of the Company outstanding is increased by a dividend, distribution or by a subdivision or split-up of interests, then, following the record date for the determination of holders of equity interests entitled to receive such dividend, distribution, subdivision or split-up, the Exercise Price shall be appropriately decreased and the aggregate number of Warrant Interests shall be increased in proportion to such increase in outstanding equity interests. The foregoing provisions shall similarly apply to any successive dividend, distribution, subdivision or split-up.

(b)          Combination, Reverse-Split. If, at any time after the date hereof, the number of equity interests of the Company outstanding is decreased by a combination or reverse-split of equity interests, then, following the record date for the determination of holders of equity interests for such combination or reverse-split, the Exercise Price shall be appropriately increased and the aggregate number of Warrant Interests shall be decreased in proportion to such decrease in outstanding interests. The foregoing provisions shall similarly apply to any successive combination or reverse-split.

(c)          Dividends and Distributions. If, at any time after the date hereof, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible members or holders of interests, shall have become entitled to receive, without payment therefor, other or additional equity interests or other securities or property (including cash) of the Company by way of a dividend or other distribution, then, and in each case, this Warrant shall represent the right to acquire, in addition to the number of equity interests receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional equity interests or other securities or property (including cash) of the Company that such Holder would hold on the date of such exercise had it been the holder of record of the equity interests receivable upon exercise of this Warrant on the date thereof and had thereafter, during the period from the date thereof to and including the date of such event, retained such equity interests and/or all other additional equity interests available to it during such period, all as adjusted pursuant to this Section 7.

(d)          Reorganization, Reclassification, Consolidation, Merger or Asset Sale - Non- University Holder. With respect to any Holder other than University, in the event of any capital reorganization of the Company, any reclassification of the equity interests of the Company (other than as a result of a dividend, distribution or subdivision, split-up or combination of interests), any consolidation or merger of the Company, or any sale of all or substantially all of the assets of the Company, this Warrant shall after such reorganization, reclassification, consolidation, merger or asset sale be exercisable for the kind and number of equity interests or other securities, cash or property of the Company or of the entity resulting from such reorganization, reclassification, consolidation, surviving such merger, or such asset sale to which the Holder would have been entitled if this Warrant had been exercised immediately prior to the consummation of such reorganization, reclassification, consolidation, merger or asset sale. The foregoing provisions shall similarly apply to any successive reorganization, reclassification, consolidation, merger or asset sale.

(e)          Reorganization, Reclassification, Consolidation, Merger or Asset Sale - University Holder. With respect to University as Holder of this Warrant, in the event of any capital reorganization of the Company, any reclassification of the equity interests of the Company (other than as a result of a dividend, distribution or subdivision, split-up or combination of interests), any consolidation or merger of the Company, or any sale of all or substantially all of the assets of the Company, immediately prior to the consummation of such reorganization, reclassification, consolidation, merger or asset sale, regardless of the consideration provided for in such reorganization, reclassification, consolidation, merger or asset sale (whether it be equity interests or other securities, debt, cash or property of the Company or of the entity resulting from such reorganization, reclassification, consolidation, surviving such merger, or such asset sale), at University's election (the "University Election"), the Company shall pay to University, in lieu of University exercising this Warrant, in cash or cash equivalents, the aggregate value of the Warrant Interests as if this Warrant had been exercised immediately prior to the consummation of such reorganization, reclassification, consolidation, merger or asset sale pursuant to Section 3(b), where Fair Market Value is the price per fully-diluted Interest payable in such transaction. Such payment shall be made at the closing of the transaction to which it relates. The foregoing provisions shall similarly apply to any successive reorganization, reclassification, consolidation, merger or asset sale if University did not make the University Election and instead continued to own the Warrant.

(f)          Calculations. All calculations under this Section 7 shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1110) of an equity interest, as the case may be.

(g)          No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant to be observed or performed by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

7.           Representations, Warranties and Covenants. The Company represents, warrants and covenants to the Holder that (a) all of the Company's Interests which may be issued upon the exercise of this Warrant will be, when issued, non-assessable, fully paid, and validly issued, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges created by the Company with respect to the issue thereof and (b) the issuance of this Warrant, the Company's Interests issuable hereunder and the other transactions contemplated hereunder do not require the consent of any person or entity and do not and shall not conflict, result in a default under or violate the terms of the Company's articles of organization, operating agreement, or any other agreement, contract, document, instrument or obligation which may be binding upon the Company. The Company further covenants and agrees that it will take all such action as may be required to assure that the Company shall at all times have authorized and reserved, free from preemptive rights, a sufficient number of the Company's Interests to provide for the exercise by Holder of all its rights with respect to this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing certificates to execute and issue the necessary certificates for Company Interests upon the exercise of this Warrant.

8.            Transfer of Warrant.

(a)          Transferability. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Notwithstanding the foregoing, no investment representation letter or opinion of counsel shall be required for any transfer of this Warrant (or any portion thereof) or of any of the Company's Interests issued upon exercise hereof or conversion thereof (i) in compliance with Rule 144 or Rule 144A of the Act, or (ii) by gift, will or intestate succession by Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Warrant. Subject to the provisions of this Warrant with respect to compliance with the Act, title to this Warrant may be transferred by endorsement, in whole or in part, (by Holder executing the Assignment Form attached hereto as Exhibit C) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery; provided, however, that in connection with any such transfer any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address, and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Warrant Interests to any person who directly competes with the Company, unless, in either case, the equity interests of the Company are publicly traded.

(b)          Exchange of Warrant Upon a Transfer. Upon surrender of this Warrant for exchange, properly endorsed on the Assignment Form attached hereto as Exhibit C and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers contained in this Section, the Company at its expense shall issue to, or upon the order of, Holder a new warrant or warrants of like tenor, in the name of Holder or as Holder (upon payment by Holder of all applicable transfer taxes, if any) may direct, for the number of equity interests issuable upon exercise hereof.

(c)          Further Compliance with Securities Laws.

(i)          Holder, by acceptance hereof, acknowledges that this Warrant and the Warrant Interests to be issued upon exercise hereof are being acquired solely for Holder's own account and not as a nominee for any other party, and for investment, and that Holder will not offer, sell or otherwise dispose of this Warrant or the Warrant Interests except under circumstances that will not result in a violation of the Act or applicable state securities laws. Upon exercise of this Warrant, Holder shall confirm in writing, in a form satisfactory to the Company, that the Warrant Interests so purchased are being acquired solely for Holder's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(ii)         This Warrant and all Warrant Interests issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by applicable state securities laws):

SECURITIES SUBJECT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE LIMITED LIABILITY COMPANY INTERESTS NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(d)          Removal of Legend. The Company agrees to remove promptly, upon the request of the Holder of this Warrant and securities issuable upon exercise of the Warrant, the foregoing legend from the documents and/or certificates representing such securities upon full compliance with the terms and provisions hereof and Rules 144 and 145 under the Act.

(e)          Lock-Up Agreement. Holder shall not, without the prior written consent of the Company's governing body (such as its Board of Directors) in its sole discretion, offer or sell this Warrant or any. of the Warrant Interests for one hundred eighty (180) days after the closing of an initial public offering of the Company's Interests under the Act, the result of which is that the Company's Interests are traded, or quoted, as applicable, on a national securities exchange, over the counter on the Nasdaq Stock Market, or through the National Market System of the Nasdaq Stock Market (an "IPO"), provided that the Company's officers, directors and greater than one percent (1%) equity interest holders are similarly restricted from selling their securities of the Company in that period.

(f)          Registration Under Securities Act of 1933, as amended. The Company agrees that the Warrant Interests shall have certain incidental or "Piggyback" registration rights pursuant to and as set forth in the Company's Investors' Rights Agreement or similar agreement, or if there is no such agreement in existence, then such incidental or "Piggyback" registration rights as are customary in the venture capital industry. The provisions set forth in the Company's Investors' Rights Agreement or similar agreement relating to the above in effect as of the issue date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification, or waiver affects the rights associated with the Warrant Interests in the same manner as such amendment, modification or waiver affects the rights associated with all other interests of the same series and class as the Warrant Interests granted to Holder.

9.           University Put Option. Subject to the terms and conditions of this Section 10, at any time commencing on the date that is sixty (60) days prior to the end of the Exercise Period, University as Holder may notify the Company that University desires to have the Company repurchase the Warrant at a price equal to the aggregate Fair Market Value of the Warrant Interests minus the aggregate Exercise Price of the Warrant Interests. In the event that, upon the expiration of the Exercise Period, the Fair Market Value of one Interest of the Company is greater than the Exercise Price in effect on such date, then regardless of the failure of University to notify the Company of its election pursuant to the preceding sentence, the Company shall automatically repurchase the Warrant at a price equal to the aggregate Fair Market Value of the Warrant Interests minus the aggregate Exercise Price of the Warrant Interests. The Fair Market Value shall be determined in accordance with Section 3(c), provided, that if University disputes the Fair Market Value as determined in accordance with Section 3(c), then the Fair Market Value shall be determined by an independent business valuation specialist mutually approved by the Company and University. Neither the Company nor University shall have had a relationship with such independent business valuation specialist within the immediately preceding three (3) year period. Such determination of the Fair Market Value shall be final and binding on the Company and University, and the Company shall be obligated to repurchase the Warrant to the extent legally permissible under Arizona law. The Company's purchase shall be finalized and payment made in cash to University no later than sixty (60) days after receipt of the Fair Market Value determination.

10.          Miscellaneous.

(a)          Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(b)          Governing Law. This Warrant shall be governed in all respects by the laws of the State of Arizona, without regard to the conflicts of laws provisions thereof.

(c)          Information Rights. So long as the Holder holds this Warrant and/or any of the Warrant Interests, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the members and holders of interests of the Company, (b) within one hundred fifty (150) days after the end of each fiscal year of the Company, the annual financial statements of the Company certified by independent public accountants of recognized standing, if such financial statements have been audited, (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements and (d) within thirty (30) days after the end of each month, a Company-prepared monthly financial statement of the Company.

(d)          Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

(e)          Notices.

(i)          Whenever the Exercise Price or number of Interests purchasable hereunder shall be adjusted pursuant to Section 7 hereof, the Company shall, at its expense, compute such adjustment in accordance with the terms of the Warrant and prepare an accounting setting forth such adjustment showing in detail the facts upon which the adjustment is based including the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of Interests purchasable hereunder after giving effect to such adjustment. The Company will mail a copy of each such accounting to the Holder within ten (10) days of such adjustment.

(ii)         In case:

1.          the Company shall take a record of holders of its Interests (or other equity interests or securities receivable upon the exercise of this Warrant) for the purpose of entitling them to receive from the Company any dividend or other distribution (whether in cash, property, equity interests or other securities and whether or not a regular cash dividend), any right to subscribe for any equity interests of any class or any other securities (or any interests or securities convertible into equity interests), or to receive any other right,

2.          of an offer to sell any of the Company's equity interests (or other securities convertible into such equity interests), other than (a) pursuant to the Company's equity interest option or other compensatory plans, (b) in connection with commercial credit arrangements or equipment financings, or (c) in connection with strategic transactions for purposes other than capital raising,

3.          of any capital reorganization of the Company, any reclassification of the equity interests of the Company, any consolidation or merger of the Company with or into another limited liability company (or other business entity), or any conveyance of all or substantially all of the assets of the Company,

4.          of any voluntary or involuntary dissolution, liquidation or winding- up of the Company, or

5.          of any offer to holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash,

then in connection with each such event, the Company shall give to Holder: (A) at least fifteen (15) days prior written notice of the date on which a record will be taken for dividend, distribution, or subscription rights (and specifying the date on which the holders of Interests will be entitled thereto) or for determining the right to vote, if any, in respect of the matters referred to in (3) and (4) above, (B) in the case of matters referred to in (3) and (4) above, at least fifteen (15) days prior written notice of the date when the same will take place (and specifying the date on which the holders of Interests will be entitled to exchange their Interests for securities or other property deliverable upon the occurrence of such event); and (C) in the case of the matter referred to in (5) above, the same notice as is given to the holders of such registration rights.

(iii)        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered by facsimile transmission or email or personal delivery to whom it is to be given, if to the Company:

President or CEO

Cancer Prevention Pharmaceuticals, LLC

1708 W. Sunset Road

Tucson, Arizona 85704

if to the Holder:

Director

Office of Technology Transfer

University of Arizona

University Services Building, Room 204

888 North Euclid Avenue

Tucson, Arizona 85721

or in either case, to such other address or facsimile number as the party shall have furnished in writing in accordance with the provisions of this Section. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section shall be deemed given at the time of receipt thereof.

(f)          The terms "Interests" and "Warrant Interests" shall also include any securities that the Holder has received upon conversion of such Interests or Warrant Interests or any securities received by the Holder in exchange for such Interests or Warrant Interests (for example, upon conversion of the Company into a corporation from a limited liability company).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: ______________, 20____	CANCER PREVENTION PHARMACEUTICALS, LLC

	By:	/s/ Eugene W. Gerner
	Name:	Eugene W. Gerner
	Title:	Co-founder and Co-Manager

THE ARIZONA BOARD OF REGENTS, on behalf of THE UNIVERSITY OF ARIZONA

/s/ Patrick L. Jones, Director
Patrick L. Jones, Director
Office of Technology Transfer
University of Arizona

[Signature Page to Limited Liability Company Interest Warrant]

EXHIBIT A

Company Equity Interests

[Define the type and quantity of equity interests of the Company to be purchased and the exercise price.]

1.          "Interests" means the following ownership interest in the Company: Class A Units of Company as defined in the Operating Agreement of the Company.

2.          The aggregate number of Interests to which this Warrant applies (defined as the "Warrant Interests") is: Three Hundred Thousand (300,000).

3.          The exercise price for a single Interest is $0.10 and the aggregate exercise price for all of the Warrant Interests is Thirty Thousand Dollars ($30,000).

EXHIBIT B

NOTICE OF EXERCISE

To: Cancer Prevention Pharmaceuticals, LLC

(1)         The undersigned hereby elects to purchase ____________ Interests of Cancer Prevention Pharmaceuticals, LLC, a limited liability company organized under the laws of [Insert jurisdiction of organization], pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such equity interests in full.

(2)         In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Company's Interests are being acquired solely for the account of the undersigned and not as a nominee for any other party, for investment, and that the undersigned shall not offer, sell or otherwise dispose of any such Interests except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, applicable state securities laws, and that the undersigned will continue to be bound by Section 9(c) of the Warrant after exercise of this Warrant.

(3)         Please issue a certificate or certificates representing such Interests in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Name)

(4)         Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

☐	Check here if this Notice is for a "net exercise" pursuant to Section 3(b) of this Warrant.

EXHIBIT C

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below ("Assignee") all of the rights of the undersigned under this Warrant, with respect to the number of Interests set forth below:

Name of Assignee	Address	No. of Warrant Interests

and does hereby irrevocably constitute and appoint Attorney____________________ to make such transfer on the books of Cancer Prevention Pharmaceuticals, LLC, maintained for the purpose, with full power of substitution in the premises.

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the equity interests to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee shall not offer, sell or otherwise dispose of this Warrant or equity interests to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or applicable state securities laws. Further, the Assignee acknowledges that, upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the equity interests so purchased are being acquired for investment and not with a view toward distribution or resale. The Assignee further acknowledges and agrees that it is bound by all of the Warrant, including the provisions of Section 9(c) thereof.

(Date)

Signature of Holder

Signature of Assignee

Cancer Prevention Pharmaceuticals 1760 E. River Road, Suite 250 Tucson, AZ 85718 Phone: 520-908-7774

January 12, 2010

Patrick L. Jones

The University of Arizona

Office of Technology Transfer

888 North Euclid Ave., Room 204

Tucson, Arizona 85721-0158

Dear Mr. Jones:

The purpose of this letter is to describe the effects of the proposed conversion of Cancer Prevention Pharmaceuticals, LLC, an Arizona limited liability company into Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation upon the equity holders of the LLC (including the University (as defined below)). If you concur with the conclusions contained herein, we would appreciate your so acknowledging by signing in the space provided below on the enclosed copy of this letter.

The Arizona Board of Regents, on behalf of The University of Arizona (“University”) is the holder of Limited Liability Company Interest Warrant to Purchase Interests of Cancer Prevention Pharmaceuticals, LLC No. W-CPP-1 dated May 28, 2009 (the “Warrant”) issued pursuant to the Warrant Purchase Agreement between the LLC and University dated May 28, 2009 (the “Purchase Agreement”).

The Warrant entitles the University to purchase 300,000 Class A Units (as defined in the Operating Agreement of Cancer Prevention Pharmaceuticals, LLC, an Arizona limited liability company (the “LLC”)) at an exercise price of ten cents ($0.10) each.

At the time of the issuance of the Warrant, it was contemplated that, at some time in the future, the LLC would be converted from a limited liability company into a corporation. In anticipation of such conversion, Section 10(f) of the Warrant provides:

The terms “Interests” and “Warrant Interests” shall also include any securities that the Holder has received upon conversion of such Interests or Warrant Interests or any securities received by the Holder in exchange for such Interests or Warrant Interests (for example, upon conversion of the Company into a corporation from a limited liability company).

It is anticipated that such conversion (“Conversion”) will take place effective as of December 31, 2009 and the Members of the LLC will contribute their Units (as defined in the Operating Agreement) to Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”) in exchange for the Corporation’s $0.001 per share par value Common Stock (“Common Stock”) at a conversion rate of .176991 shares of Common Stock for each Unit.

Cancer Prevention Pharmaceuticals 1760 E. River Road, Suite 250 Tucson, AZ 85718 Phone: 520-908-7774

Pursuant to Section 10(f) of the Warrant, as a result of the Conversion, the Warrant will become the right by the University to purchase 53,097 shares of Common Stock at an exercise price of $0.565 per share.

Attached hereto as Exhibit A is a Proforma Capitalization Table showing the capital structure of the LLC prior to the Conversion and that of the Corporation after the Conversion.

With the exception of the modification of the number and type of security purchasable pursuant to the Warrant and the exercise price thereof, all remaining terms and conditions of the Warrant shall continue in full force and effect.

CANCER PREVENTION
PHARMACEUTICALS, LLC

By: /s/ Eugene W. Gerner
Eugene W. Gerner
Title: Co-founder and Co-Manager

CANCER PREVENTION
PHARMACEUTICALS, INC.

By: /s/ Jeff Jacob
Jeff Jacob
Title: Chief Executive Officer

Acknowledged and Confirmed:
THE UNIVERSITY BOARD OF REGENTS,
on behalf of THE UNIVERSITY OF ARIZONA

/s/ Patrick L. Jones
Patrick L. Jones, Director
Office of Technology Transfer
University of Arizona

Cancer Prevention Pharmaceuticals 1760 E. River Road, Suite 250 Tucson, AZ 85718 Phone: 520-908-7774

CANCER PREVENTION PHARMACEUTICALS
PRE- AND POST- CONVERSION CAP TABLE

	(fully-diluted)

EQUITY HOLDER	# UNITS	% OWNERSHIP	# SHARES	% OWNERSHIP
Gerner	2,000,000	33.61%	353,982	33.61%
Meyskens	2,000,000	33.61%	353,982	33.61%
Tierney	1,000,000	16.81%	176,991	16.81%
Jacob (A Units)	200,000	3.36%	35,398	3.36%
Jacob (B Units)	450,000	7.56%	79,646	7.56%
UA (Warrant)*	300,000	5.04%	53,097	5.04%
	5,950,000		1,053,096

Conversion Ratio - .176991 shares/unit
Warrant Exercise Price:
Per Unit:	$0.10
Per Share:	$0.565